Exhibit 10.4

AMENDED AND RESTATED MANAGEMENT EMPLOYMENT AGREEMENT

THIS AMENDED AND RESTATED MANAGEMENT EMPLOYMENT AGREEMENT (this “Employment Agreement” or “Agreement”) is dated as of September 20, 2010 (the “Effective Date”), by and among NETSPEND CORPORATION, a Delaware corporation (the “Company”), NETSPEND HOLDINGS, INC., a Delaware corporation (“Holdings”), and Daniel Henry, an individual residing at                            (the “Executive”).  Certain terms used herein are defined in Section 10.13 hereof.

W I T N E S S E T H:

WHEREAS, the Executive has been employed by the Company pursuant to the terms of that certain Management Employment Agreement, dated as of February 5, 2008 (the “Prior Agreement”);

WHEREAS, the Company wishes to continue to secure the services of the Executive as Chief Executive Officer of the Company upon the terms and conditions hereinafter set forth, and the Executive wishes to continue to render such services to the Company upon the terms and conditions hereinafter set forth; and

WHEREAS, in consideration of the employment to be provided hereby and the amounts to be paid as provided herein, the Executive desires to continue to be employed by the Company and to agree with the Company as further provided herein;

NOW, THEREFORE, in consideration of the foregoing and the mutual covenants herein contained and for other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the parties hereto, intending to be legally bound, agree as follows:

1.                                       Employment by the Company.

1.1                                 The Company agrees to continue to employ the Executive in the position of Chief Executive Officer, and the Executive accepts such employment and agrees to continue to perform such duties as the Company’s Board of Directors (the “Board’) may assign from time to time.  During the Term (as hereinafter defined), the Executive shall report to the Board.

1.2                                 The Executive agrees to devote his business time and energies to the business of the Company and to perform his duties hereunder faithfully, diligently and competently.  The Executive, if so requested by the Company, also shall serve, without additional compensation, as an officer, director or manager of any of the Company’s Subsidiaries and/or Holdings.  During the Term, the Executive shall not engage in any business activity which, in the reasonable judgment of the Board, conflicts with the duties of the Executive hereunder, whether or not such activity is pursued for gain, profit or other pecuniary advantage.

2.                                       Term of Employment.  Unless otherwise mutually agreed upon by the parties hereto, the term of the Executive’s employment pursuant to this Employment Agreement (the “Term”) shall be for the period commencing on the Effective Date and ending on the first (1st) anniversary of the Effective Date.  This Employment Agreement shall automatically renew for additional one (1) year terms beginning on the first (1st) anniversary of the Effective Date and in each subsequent anniversary thereof (each, an “Expiration Date”) unless (i) the Executive notifies the Company in writing of his intention to terminate his employment pursuant to this Employment Agreement at least thirty (30) days prior to the applicable Expiration Date or (ii) the Company notifies the Executive in writing of its intention to terminate his employment pursuant to this Employment Agreement at least thirty (30) days prior to the applicable Expiration Date.  Notwithstanding the foregoing, the Executive’s employment may be earlier terminated as provided in Section 4 hereof.

3.                                       Compensation, Benefits and Expenses.  As full compensation for all services to be rendered by the Executive to the Company and its Affiliates in all capacities, the Executive shall receive the following compensation, benefits, and reimbursement of expenses during the Term:

3.1                                 Salary.  The Executive shall receive a base semi-monthly salary of $16,666.67 (the “Base Salary), payable in accordance with the then-customary payroll practices of the Company.  Executive’s Base Salary shall be reviewed for adjustment by the Compensation Committee of the Board (the “Compensation Committee”) at least once annually during the Term.  Notwithstanding the foregoing, the Company shall not be obligated to increase the Base Salary during the Term, and the determination of whether to increase the Base Salary shall be in the sole discretion of the Compensation Committee.  For the purposes of this Agreement, “Base Salary” shall refer to the Executive’s Base Salary on an annualized basis and as adjusted pursuant to the terms of this Agreement.

3.2                                 Bonus.  The Executive shall be eligible to participate in any bonus program of the Company now or hereafter maintained by the Company (the “Bonus Program”), subject to the terms and conditions of any such Bonus Program; provided that the Executive shall be eligible to earn a bonus of up to 100% of the Base Salary at 100% target, with a maximum bonus of 150% of the Base Salary.  The Board shall establish the financial targets within 60 days following the beginning of each fiscal year during the Term.  The annual bonus (if any) shall be paid no later than the fifteenth (15th) day of the third month of the year following the applicable bonus measurement year (e.g., the bonus with respect to calendar 2010 will be paid no later than March 15, 2011).

3.3                                 Participation in Executive Benefit Plans; Other Benefits.  The Executive shall be permitted during the Term, if and to the extent eligible, to participate in employee benefit plans now or hereafter maintained by the Company and/or Holdings (including any stock option plan) and generally provided to the Company’s and/or Holdings’ executives, subject to the terms and conditions of such plans.  Nothing in this Employment Agreement shall preclude the Company and/or Holdings, as the case may be, from terminating or amending any such plans or coverage so as to eliminate, reduce or otherwise change any benefit thereunder, so long as such change similarly affects all Company and/or Holdings executives and such change does not adversely affect the Executive’s rights with respect to any options then outstanding under the Holdings stock option plan or any other equity plan of the Company and/or Holdings (without the Executive’s prior written consent).

3.4                                 Expenses.

(i)                                     Subject to the limitations set forth in Section 3.4 (ii), the Company shall pay or reimburse the Executive for all reasonable and necessary expenses actually incurred or paid by the Executive during the Term in the performance of the Executive’s duties under this Employment Agreement, upon submission and approval of expense statements, vouchers or other supporting information in accordance with the then-customary practices of the Company.

(ii)                                  (A)  The Company shall also pay or reimburse the Executive up to a total of $400,000.00 annually for expenses incurred in connection with the use of a private or chartered plane (“Jet Expenses”) used by the Executive for travel associated with the Executive’s duties under this Employment Agreement and/or in connection with travel between multiple offices of the Company.  Except as provided below, to the extent the Jet Expenses exceed $400,000 annually, the Executive shall be solely responsible for such expenses.  (B)  To the extent the Executive submits Jet Expenses which exceed $400,000 annually and the Executive submits the applicable invoice evidencing such expenses within 30 days of his receipt of such invoice (“Excess Expenses”), the Executive’s Base Salary payment(s) that would otherwise be received following the Executive’s submission of the applicable invoice shall be reduced by the amount of such Excess Expenses in exchange for reimbursements by the Company (within thirty (30) days) of an equivalent amount of such Excess Expenses.  For clarification with respect to timing, the Executive typically receives invoices for Jet Expenses on a monthly basis, and the Base Salary reduction(s) shall be applied to the installments of Base Salary that would otherwise be paid immediately following the Company’s receipt of the  Excess Expenses invoice.  If the Excess Expenses exceed the amount of the next Base Salary installment, the subsequent Base Salary installment (or installments, if applicable) will be reduced by the amount of such unrecovered Excess Expenses.  In no event will the Company reimburse an Excess Expense prior to the date that the corresponding Base Salary installment has been reduced.  In the event that the Executive does not submit an invoice for excess Jet Expenses within thirty (30) days of his receipt, such amounts will not be deemed “Excess Expenses” and the provisions of this clause (B) shall not apply.  (C)  In addition, the Company shall reimburse the Executive up to a total of $3,000 per month for housing in Austin, Texas (“Housing Expenses”).  To the extent Executive’s Housing Expenses exceed $3,000 per month, Executive shall be solely responsible for such expenses.

3.5                                 Vacation.  The Executive shall be entitled to up to 4 weeks of personal time off (“PTO”), which shall include, without limitation, vacation and sick leave.

3.6                                 Withholding of Taxes.  The Company may withhold from any compensation or benefits payable under this Employment Agreement all federal, state, city and other taxes as shall be required pursuant to any law or governmental regulation or ruling and, where applicable, in accordance with any lawful election made by the Executive.

4.                                       Termination.

4.1                                 Termination upon Death.  If the Executive dies during the Term, the Term shall terminate as of the date of his death.

4.2                                 Termination upon Disability.  If during the Term the Executive becomes physically or mentally disabled, whether totally or partially, so that the Executive is unable to perform his essential job functions hereunder, with or without reasonable accommodation in accordance with the Americans With Disabilities Act, as determined by the Board in its good faith judgment, for: (i) a period of one hundred twenty (120) consecutive days; or (ii) for shorter periods aggregating one hundred fifty (150) days during any twelve-month period, the Company (a “Disability”), by written notice to the Executive, may terminate the Executive’s employment, in which event the Term shall terminate ten (10) days after the date upon which the Company shall have given notice to the Executive of its intention to terminate the Executive’s employment because of the Disability.  Nothing in this Section 4.2 shall be deemed to extend the Term.

4.3                                 Termination for Cause.  If the Company determines, in its sole discretion, that (i) the Executive has committed any felony or other offense involving moral turpitude or any crime relating to his employment, (ii) the Executive has violated this Employment Agreement or any other written agreement with the Company or any Affiliate, in any material respect, and fails to cure such violation within twenty (20) days after the Executive’s receipt of written notice of such alleged violation and the corrective action reasonably sought by the Company, (iii) the Executive has committed any act of fraud, theft or personal dishonesty with respect to the Company or any Subsidiary or otherwise detrimental to the Company or any Subsidiary, (iv) the Executive has failed to perform his duties hereunder, in the good faith opinion of the Board which failure continues for twenty (20) days after the Executive’s receipt of written notice of such alleged failure and the corrective action reasonably sought by the Company, (v) the Executive has failed to observe material Company policies applicable to executives of the Company, or (vi) the Executive has violated any state or federal law relating to sexual harassment or age, sex or other prohibited discrimination, (the foregoing clauses (i) through (vi) being referred to herein collectively as “Cause”), then the Company, at any time by written notice to the Executive, may terminate the employment of the Executive for Cause, which notice shall set forth the reasons for the Company’s terminating the Executive’s employment for Cause, and terminate the Term and Executive’s employment pursuant to this Employment Agreement effective as of the date of such notice and, except as provided in Section 5.2 hereof, the Executive shall have no right to receive any compensation or benefit hereunder on and after the date of such notice.

4.4                                 Termination without Cause.  The Company may terminate the Term at any time, without Cause, upon thirty (30) days’ written notice by the Company to the Executive and, except as provided in Section 5.1 hereof, the Executive shall have no right to receive any compensation or benefit hereunder after such termination.  The Executive’s termination of employment on any Expiration Date following notice by the Company to the Executive of the Company’s intention to terminate this Employment Agreement on such Expiration Date, as provided in Section 2 hereof, shall constitute a termination without Cause hereunder.

4.5                                 Termination for Good Reason.  The Executive may terminate the Term at any time with Good Reason (as hereinafter defined), upon thirty (30) days’ written notice by the Executive to the Company (which notice shall be received by the Company no later than thirty

(30) days following the Executive’s knowledge of the occurrence of any of the events set forth in clauses (i) or (ii) below) and, except as provided in Section 5.1 hereof, the Executive shall have no right to receive any compensation or benefit hereunder after such termination.  For purposes of this Employment Agreement, “Good Reason” shall mean, without the Executive’s written consent: (i) the Company violates this Employment Agreement in any material respect, including, without limitation, the failure of the Company to pay or provide to the Executive the Base Salary or expense reimbursements set forth in Section 3.4, any reduction in the Base Salary or any downward change in the target bonus percentages; (ii) the Company makes a material reduction in the Executive’s duties as Chief Executive Officer as provided in Section 1(a) hereof, other than by reason of the expiration of the Term or a termination of the Term pursuant to Sections 4.1, 4.2, 4.3, 4.4, 4.5, or 4.6 hereof; (iii) if the Executive is not elected to the Board, or (iv) the sale or other transfer of all or substantially all of the assets of the Company to a corporation or other entity in a transaction in which such corporation or other entity does not assume all of the obligations of the Company hereunder.  Good Reason shall not be deemed to exist unless the Company fails to cure the event giving rise to Good Reason within twenty (20) days after receipt of written notice thereof given by the Executive to the Company, which notice shall specifically set forth the nature of such event and the corrective action reasonably sought by the Executive.

4.6                                 Termination without Good Reason.  The Executive may terminate the Term at any time, without Good Reason, upon thirty (30) days written notice by the Executive to the Company and, except as provided in Section 5.2 hereof, the Executive shall have no right to receive any compensation or benefit after such termination.

5.                                       Severance Payments.

5.1                                 Severance Payments for Termination by the Company Without Cause; Termination due to Disability or Death of Executive; or Termination by Executive With Good Reason.  If during the Term the Company terminates the Term pursuant to Sections 4.1, 4.2 or 4.4 hereof or the Executive terminates the Term pursuant to Section 4.5 hereof, all compensation payable to the Executive under Section 3 hereof shall cease as of the date of termination of the Term specified in the Company’s or Executive’s notice, or as of the date of the Executive’s death, as the case may be (the “Termination Date”), and, subject to the last sentence of this Section 5.1 and the requirements of Section 5.3, the Company shall provide to the Executive, subject to Section 7 hereof, the following sums: (i) an amount equal to 24 months of Base Salary, as in effect on the Termination Date, which amount will be payable in a lump-sum within forty (40) business days following the Termination Date; (ii) all accrued and unpaid Base Salary through the Termination Date; (iii) any accrued but unpaid bonus for the fiscal year ending prior to the fiscal year in which the Termination Date falls (which shall be paid as set forth in Section 3.2 and notwithstanding any requirement that the Executive otherwise be employed by the Company on the date of the payment of such bonus); (iv) any unpaid or unreimbursed expenses incurred by the Executive through the Termination Date in accordance with Section 3.4 hereof; (v) to the extent permitted under the applicable plans, programs or policies, if any, all previously earned, accrued, and unpaid benefits from the Company and its employee benefit plans, including any such benefits under pension, disability, and life insurance plans, policies, and programs applicable to the Company which benefits, if any, shall be payable as provided therein; and (vi) if the Executive elects to continue his participation and/or that of his eligible dependents in the Company’s group health and/or dental plans for a period of time under the Consolidated Omnibus Reconciliation Act of 1985 “COBRA,”) then, through the eighteen-month period beginning on the Termination Date or, if earlier, until the date the Executive becomes eligible to receive comparable medical coverage under a group health plan (within the meaning of Section 5001(b)(1) of the Internal Revenue Code of 1986, as amended (the “Code”)), under new employment (the shorter of both periods, the “COBRA Continuation Period”), the Company will contribute to the premium cost of the Executive’s coverage and that of his eligible dependents under those plans at the rate it contributed to the Executive’s premium cost of coverage on the Termination Date.  To be eligible for these Company premium contributions, however, the Executive must pay the same portion of the premium cost during the COBRA Continuation Period as is paid by the Company’s active employees.  The Executive is required to notify the Company immediately if he begins new employment during the COBRA Continuation Period and to repay promptly the cost of any benefit contributions made by the Company for coverage after Executive commences participation in the group policy of such new employer.  After the Company’s contributions end, the Executive may continue benefits coverage for the remainder of the COBRA period, if any, by paying the full premium cost of such benefits.  If the Executive violates Section 7 hereof, then the Company shall have no obligation to make any of the payments that remain payable by the Company under clauses (i), (iii) and/or (vi) of this Section 5.1 on or after the date of such violation.

5.2                                 Payments upon Termination for Cause or Termination without Good Reason.  If the Term is terminated by the Company pursuant to Sections 4.3, or if the Executive terminates the Term pursuant to Section 4.6 hereof, the Executive shall receive only the amounts specified in clauses (ii), (iii), (iv) and (v) of Section 5.1 hereof.

5.3                                 Eligibility.  In order for the Executive (or his estate) to be eligible to receive the severance payments and benefits provided for in Section 5.1(i) or (vi), the Executive (or his estate or, in the event of the Executive’s legal incapacity, his legal representative) will be obligated to execute and deliver to the Company (and not revoke) a release (to be provided by the Company) substantially in the form attached hereto as Exhibit A (the “Release”) within twenty-five (25) days following the Termination Date; provided, however, that the Company shall have the right to modify the form of Release as necessary to comply with applicable law and/or the particular circumstances of termination.  The Company shall deliver the Release to the Executive within three (3) calendar days following the Termination Date.

5.4                                 No Mitigation.  The Executive shall not be required to mitigate the amount of any severance payments provided for in this Section 5 by seeking other employment or otherwise and the amount of any such severance payments shall not be reduced by any compensation earned as a result of the Executive’s other employment or otherwise.

6.                                       Performance of Duties.  The Executive shall devote his best efforts to the performance of his duties and the performance of any other work that may be assigned to him by the Company and its officers, all under and subject to the Company’s instructions and control.

6.1                                 Duty of Loyalty During Employment and Exclusivity of Service.  The Executive understands and acknowledges that employment with the Company requires the Executive’s full attention and effort.  The Executive agrees that, during the period of employment by the Company, the Executive shall devote all of his working time, best efforts, attention, knowledge, and skill to the business and interest of the Company and the Company shall be entitled to the Executive’s services and the benefits of the Executive’s skills and efforts as a full-time Executive.  Further, the Executive shall not, directly or indirectly, render any service of a business, commercial or professional nature to any other person or organization, whether for compensation or otherwise without the prior written consent of the Board.

6.2                                 Absence of Restrictions.  The Executive represents and warrants that he knows of no reason that he cannot legally enter into this Employment Agreement and perform the personal services contemplated by this Employment Agreement.  Specifically, the Executive represents and warrants that he has disclosed to the Company, or he is not a party to, any agreement with a former employer containing any post-employment restrictions, non-competition provisions or any other restrictive covenants with respect to (i) the rendition of any personal services which he is expected to perform or conduct, (ii) the disclosure or use of any information which, directly or indirectly, relates to the business of the Company or the services to be rendered by the Executive, or (iii) any other obligation which would impact or restrict his employment by the Company or the performance of his duties.  The Executive further represents and warrants that he is not in violation of any such agreement as described in this Section 6.2 and disclosed to the Company.

6.3                                 Former Employer’s Confidential Information.  The Company prohibits the Executive from engaging in any unfair competition or otherwise misusing confidential information of any prior employer.  Accordingly, the Executive represents and warrants that the Executive (i) will hold and safeguard the confidential information and trade secrets of any prior employer and will not misappropriate, use, disclose or make available to anyone at the Company any such information; (ii) will comply with any lawful non-solicitation agreement applicable to any former employer of the Executive, clients or customers; and (iii) has not wrongfully retained or removed any files, books, correspondence, reports, proposals, records or other documents concerning a former employer’s business, whether prepared by the Executive or not.

7.                                       Certain Covenants of the Executive.  To induce the Company and Holdings to enter into this Employment Agreement, the Executive covenants and agrees that (the “Restrictive Covenants”):

7.1                                 Receipt and Non-Disclosure of Confidential Information.  The Company promises to provide the Executive, immediately upon execution of this Employment Agreement, with confidential and proprietary information unique to the Company and to Holdings that is not generally available to the public and that, if disclosed, could put the Company and Holdings at an unfair competitive disadvantage.  By signing this Employment Agreement, the Executive acknowledges delivery and receipt of same.  The Company’s and Holdings’ confidential information includes, without limitation, information not in the public domain relating to the Company’s and Holdings’ issuing banks, distribution partners, customers, pricing structure, budgets, vendor pricing, financial performance and strategies, financial projections, accounting information, business plans, internal audit methods and plans, sales methods and strategies, products, pricing strategies, customer lists, contacts and information, all records developed with respect to prospective customers or purchasers, vendor lists and information, employee compensation, information about the skills, performance and qualifications of personnel, trade secrets, inventions, computer programs, research, developments, methods and processes, licenses, permits, and other information relating to the actual or anticipated business of the Company and Holdings (collectively, the “Confidential Information”).  The Executive shall treat the Company’s and Holdings’ Confidential Information with the utmost confidentiality and shall not, during his employment or at any time following the termination of the Executive’s employment with the Company, take away, copy, divulge, or use such Confidential Information that has been obtained by, or disclosed to, the Executive as a result of the Executive’s employment by the Company, whether for the Executive’s benefit or for the benefit of any third parties, without the prior written consent of an authorized representative of the Company.  Notwithstanding the above, nothing contained in this Section 7 shall prohibit the Executive from disclosing Confidential Information (i) in the ordinary course of performing his duties for the Company, or (ii) when disclosure is required by law or by any court, arbitrator or administrative or legislative body; provided that, if the Executive is required by law or by any court, arbitrator or administrative or legislative body to disclose all or any portion of the Confidential Information, the Executive will provide the Company with prompt notice thereof, so that the Company may seek a protective order or other appropriate remedy.  In the event that such protective order or other remedy is not obtained, the Executive will furnish only that portion of the Confidential Information which is legally required and the Executive will exercise the Executive’s reasonable best efforts to obtain reliable assurance that confidential treatment will be afforded such portion of the Confidential Information.  In addition, Executive may disclose the terms of this Agreement to his legal, financial and tax advisors and immediate family members and to any prospective employers (but only to the extent necessary to inform such employer of any restrictions on Executive’s ability to perform services for such employer).

7.2                                 Property of the Company.  At no time shall the Executive remove or cause to be removed from the premises of the Company any memorandum, note, list, record, file, document or other paper, equipment or any like item relating to the Company, or its customers, distribution partners or issuing banks (including copies, extracts and summaries thereof) except as specifically permitted hereunder or in furtherance of the performance of his duties on behalf of the Company.  Upon termination of employment the Executive must return Confidential Information to the Company in accordance with the provisions of Section 10.2 of this Agreement.  All memoranda, notes, lists, records, files, documents and other papers and other like items (and all copies, extracts and summaries thereof) made or compiled by the Executive or made available to the Executive concerning the Company (whether or not prior to the date hereof), are and shall be the property of the Company (or its customers, distribution partners, or issuing banks) and shall be delivered by the Executive to the Company, and all electronic copies thereof shall be deleted by the Executive from any personal computer or other similar device belonging to the Executive promptly upon the termination of the Executive’s employment with the Company.

7.3                                 Corporate Opportunities.  During the Term, the Executive promptly shall disclose to the Company any business idea or opportunity which falls within the scope of the Company’s business, which business idea or opportunity shall become the sole property of the Company if the Company elects to pursue such idea or opportunity as part of the Company’s business or as a business project.  All programs, product concepts, materials, results or ideas (“Inventions”) conceived, made, developed, reduced to practice, or worked on, in whole or in part, solely by the Executive or jointly with others prior to the date of this Employment

Agreement, during the Term, relating to the business of the Company are and shall be deemed to be “work for hire” and, at the election of the Company, shall be the sole property of the Company, without any further consideration paid to the Executive.  The Executive shall disclose promptly in writing to any duly appointed officer of the Company, any Invention, whether or not patentable or copyrightable or entitled to legal protection as a trade secret or otherwise.  Upon the request of the Company, the Executive agrees to disclaim promptly in writing all such rights and give all reasonable assistance and execute such documents to enable the Company to prepare and prosecute any application for patent or copyright registration.  The Company shall have the sole right as it may deem appropriate to determine the treatment of information related to any Inventions, including but not limited to the right to keep the same as a trade secret, to use, disclose, and publish same without prior patent application or copyright registration and to file the same in its own name or to follow any other procedure which the Company may deem appropriate.

7.4                                 Noncompetition and Nonsolicitation Agreement.  The Executive acknowledges and agrees that information, including the Confidential Information, he acquires at the time of signing this Employment Agreement and continues to acquire during the course of his employment will enable the Executive to irreparably injure the Company if the Executive should engage in unfair competition.  The Executive also acknowledges that his position is one which requires public involvement with the Company, thus the position requires loyalty to preserve a positive public image of the Company and to prevent injury to the Company by soliciting employees or customers for the direct benefit of a competitor.  Moreover, the Executive acknowledges that the services he provides are of a special, peculiar and extraordinary character that gives such services a unique value, the loss of which cannot be reasonably or adequately compensated for in damages by way of a lawsuit.

Therefore, in consideration of the Company’s agreement to provide, and provision of, Confidential Information to the Executive, as well as the compensation, benefits and other agreements made by the Company in this Agreement and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Executive hereby agrees as follows:

7.4.1                                        Non-Competition.  During the Term of this Employment Agreement and for a period of one (1) year following the termination of this Employment Agreement or of the Executive’s employment with the Company for any reason, the Executive shall not, directly or indirectly, be employed by, or provide services to, any other issuer or marketer of pre-paid debit cards to perform any executive-level functions (i) in any state or territory in which the Executive worked during the last twelve months of his employment with the Company; or (ii) if the Executive’s employment terminates prior to his working a full twelve months, in any state or territory in which the Executive worked during his employment with the Company.

7.4.2                                        Non-Solicitation of Employees.  During the Term of this Employment Agreement and for a period of one (1) year following the termination of this Employment Agreement or of the Executive’s employment with the Company for any reason, the Executive shall not, on the Executive’s own behalf or on behalf of any other person or entity, solicit, divert or recruit any person who is, during such time frame, an employee of the Company or any subsidiary or affiliate, to leave such employment or in any other manner attempt, directly or indirectly, to influence, induce, or encourage any employee of the Company to leave the employment of the Company.

7.4.3                                        Non-Solicitation of the Company’s Customers.  During the Term of this Employment Agreement and for a period of one (1) year following the termination of this Employment Agreement or of the Executive’s employment with the Company for any reason, the Executive shall not, on the Executive’s own behalf or on behalf of any other person or entity, solicit, divert or recruit any person who is, during such time frame, a customer, issuing bank or distribution partner of the Company or of Holdings or any subsidiary or affiliate, to discontinue its relationship with the Company or with Holdings or in any other manner attempt, directly or indirectly, to influence, induce, or encourage any customer, issuing bank or distribution partner of the Company to discontinue its relationship with the Company or with Holdings.

7.4.4                                        Reasonableness of Restrictions.  The Executive has carefully read and considered the provisions contained in this Section 7, and having done so, agrees that the restrictions set forth herein, including, but not limited to, the time period of restriction, the geographic areas of restriction, and the scope of the restriction are fair and reasonable, are supported by sufficient and valid consideration, and these restrictions do not impose any greater restraint than is necessary to protect the goodwill and other legitimate business interests of the Company and its affiliated entities, officers, directors, shareholders and other employees.  The Executive acknowledges that these restrictions will not prevent him from obtaining gainful employment in the Executive’s occupation or field of expertise or cause him undue hardship; that there are numerous other employment and business opportunities available to him that are not affected by these restrictions; and that the Executive’s ability to earn a livelihood without violating such restrictions is a material condition to employment with the Company.

7.4.5                                        Notification.  Executive agrees that the Company may notify any person or entity employing Executive or evidencing an intention of employing the Executive of the existence and provisions of this Employment Agreement.

7.5                                 Rights and Remedies Upon Breach.  If the Executive breaches, or threatens to commit a breach of, any of the Restrictive Covenants, Holdings and the Company shall have the right to seek monetary damages for any past breach in addition to the following rights and remedies, each of which rights and remedies shall be independent of the other and severally enforceable, and all of which rights and remedies shall be in addition to, and not in lieu of, any other rights and remedies available to Holdings and the Company under law or in equity:

7.5.1                                        Specific Performance.  The right and remedy to seek from any court of competent jurisdiction in Travis County, Texas specific performance of the Restrictive Covenants or injunctive relief against any act which would violate any of the Restrictive Covenants, it being acknowledged and agreed that any such breach or threatened breach will cause irreparable injury to the Company and its Affiliates and Holdings and that money damages will not provide an adequate remedy.  Any action or proceeding arising out of this Employment Agreement shall be maintained in Travis County, Texas.  In the event an action is filed for specific performance or injunctive relief under this Section 7.5, the parties further agree to submit to jurisdiction and venue in Travis County, Texas.

7.5.2             Accounting.  The right and remedy to require the Executive to account for and pay over to Holdings and the Company and Affiliates thereof all compensation, profits, monies, accruals, increments or other benefits derived or received by the Executive as the result of any transactions constituting a breach of any of the Restrictive Covenants.

7.6           Severability of Covenants.  If any of the Restrictive Covenants, or any part thereof, is held by a court of competent jurisdiction or any Governmental Authority to be invalid, void, unenforceable or against public policy for any reason, the remainder of the Restrictive Covenants shall remain in full force and effect and shall in no way be affected, impaired or invalidated, and such court, government, agency or authority shall be empowered to substitute, to the extent enforceable, provisions similar to the provisions governing the term, breadth or geographic scope of the Restrictive Covenants so as to provide to Holdings and the Company and Affiliates thereof, to the fullest extent permitted by applicable law, the benefits intended by such provisions.

8.             Enforceability in Jurisdictions.  Holdings, the Company and the Executive intend to and hereby confer jurisdiction to enforce the Restrictive Covenants upon the courts of any jurisdiction within the geographical scope of such Restrictive Covenants.  If the courts of any one or more of such jurisdictions hold the Restrictive Covenants wholly invalid or unenforceable by reason of the breadth of such scope or otherwise, it is the intention of Holdings, the Company and the Executive that such determination not bar or in any way affect the right of Holdings and the Company, or any of their Affiliates, to the relief provided above in the courts of any other jurisdiction within the geographical scope of such Restrictive Covenants, as to breaches of such Restrictive Covenants in such other respective jurisdictions, such Restrictive Covenants as they relate to each jurisdiction being, for this purpose, severable into diverse and independent covenants.

9.             Tax Provisions.

9.1           Internal Revenue Code Sections 280G and 4999.

9.1.1             Private Company Provision.  To the extent that any of the payments and benefits provided for under this Agreement or any other agreement or arrangement between the Executive and the Company (collectively, the “Payments”) constitute a “parachute payment” within the meaning of Section 280G of the Code and, but for this Section 9.1, would be subject to the excise tax imposed by Section 4999 of the Code, then, in the event that Code Section 280G(b)(5)(A) or any successor provision applies, the Executive shall receive the greater of (i) the After-Tax Capped Amount or (ii) the Payments with application of the Applicable Taxes; provided that, the Executive may, at his option, waive his right to retain such payments and/or other benefits unless such payments and other benefits are approved by the stockholders of the Company (or Holdings, if applicable) in a manner that satisfies the stockholder approval requirements of Section 280G(b)(5)(B) of the Code and the Treasury Regulations promulgated thereunder (a “280G Vote”), and (ii) the Company (or Holdings, if applicable) shall submit the Executive’s right to retain such payments and other benefits to a 280G Vote.  The Executive acknowledges and agrees that the stockholders of the Company (or Holdings, if applicable) are not obligated to approve such payments following any waiver by the Executive of his right to receive such payments.

9.1.2             Public Company Provision.  In the event that Code Section 280G(b)(5)(A) or any successor provision does not apply, the Executive will receive either (i) the Grossed-Up Amount, if the After-Tax Grossed-Up Amount is at least 125% of the After-Tax Capped Amount, or (ii) the Capped Amount, if the After-Tax Grossed-Up Amount is not at least 125% of the After-Tax Capped Amount.  For purposes of this Section 9.1.2:

“After-Tax Capped Amount” means the Capped Amount after deducting Applicable Taxes.

“After-Tax Grossed-Up Amount” equals the Grossed-Up Amount after deducting Applicable Taxes.

“Applicable Taxes” means the federal, state and local income taxes and, if relevant, the Excise Tax applicable to the Executive’s receipt of the Grossed-Up Amount or the Capped Amount, as the case may be.

“Capped Amount” means the greatest amount of Payments that can be provided under this Agreement and all other agreements providing for Payments without any portion of the Payments being subject to the Excise Tax.

“Excise Tax” means the excise tax imposed by Section 4999 of the Code.

“Grossed-Up Amount” means an amount equal to the full amount of Payments provided for by this Section 9.2.1, increased by the lesser of (i) such additional amount as is necessary such that, after taking into account Applicable Taxes, the Executive will receive such full amount of Payments (less federal, state and local income taxes on the Payments) and (ii) $1,500,000.

9.1.3             Determinations.  Subject to the provisions of Section 9.1.2 hereof, all determinations required to be made under this Section 9.1, including whether an Excise Tax is payable by the Executive and the amount of such Excise Tax, shall be made by the nationally recognized firm of certified public accountants (the “Accounting Firm”) as the Company may designate provided, however, the determination by Accounting Firm shall be subject to agreement by the Executive and his advisors (which agreement shall not unreasonably be withheld).  If the Accounting Firm determines that any Excise Tax is payable by the Executive, the Company shall be required to either (x) make payment of the Payment (and, if applicable the Gross-Up Payment), less all amounts withheld in respect of the Payment (and, if applicable the Gross-Up Payment), as required by applicable law or (y) reduce the Payment by the amount which, based on the Accounting Firm’s determination and calculations, would provide the Executive with the Capped Payment, and pay to the Executive such reduced amount.  All fees and expenses of the Accounting Firm shall be paid by the Company in connection with the calculations required by this Section 9.1.

9.1.4             Timing of Gross-Up Payments.  A Gross-Up Payment shall be made no later than the end of the calendar year following the calendar year in which the Executive remits the related taxes to the applicable governmental authority. In the event of any underpayment or overpayment under this Section 9.1 as determined by the Company’s independent auditors (or such other firm as may have been designated in accordance with the preceding paragraph), the amount of such underpayment or overpayment shall forthwith be paid to the Executive or refunded to the Company, as the case may be, with interest at the applicable federal rate provided for in Section 7872(f)(2) of the Code; provided, however, in no event shall any reimbursement of the Executive for an underpayment be made later than the end of the calendar year following the calendar year in which the Executive remits the related taxes to the applicable governmental authority.

9.2           Section 409A of the Internal Revenue Code. Notwithstanding anything herein to the contrary, this Employment Agreement is intended to be interpreted and operated so that the payments and benefits set forth herein either shall either be exempt from the requirements of Code Section 409A or shall comply with the requirements of such provision; provided, however, that in no event shall the Company be liable to the Executive for or with respect to any taxes, penalties or interest which may be imposed upon the Executive pursuant to Section 409A.  The Executive hereby acknowledges and agrees that no representations have been made to the Executive relating to the tax treatment of any payment pursuant to this Agreement under Code Section 409A and the corresponding provisions of any applicable state income tax laws.  Specifically, the parties agree as follows:

9.2.1             Each severance payment shall be treated as a right to a series of separate payments as set forth in Treasury Regulation 1.409A-2(b)(2)(iii) and no severance payment shall be paid later than the last day of the second taxable year of the Executive following the taxable year of the Executive’s “separation from service” as defined in Treasury Regulation 1.409A-1(h) (“Separation From Service”).  To the extent that any severance payment constitutes a “deferral of compensation” subject to Code Section 409A (a “409A Payment”), then, (A) in the event that a termination of Executive’s employment does not constitute a Separation From Service, such 409A Payment shall begin at such time as the Executive has otherwise experienced such a Separation from Service, and the date of such Separation from Service shall be deemed to be his Termination Date for purposes of Section 5 hereof, and (B) if on the date of the Executive’s Separation from Service, the Executive is a “specified employee,” as such term is defined in Treas. Reg. Section 1.409A-1(i), as determined from time to time by the Company, then such 409A Payment shall not be made to the Executive earlier than the earlier of (i) six (6) months after the Executive’s Separation from Service; or (ii) the date of his death.  The 409A Payments under this Agreement that would otherwise be made during such period shall be aggregated and paid in one lump sum, without interest, on the first business day following the end of the six (6) month period or following the date of the Executive’s death, whichever is earlier, and the balance of the 409A Payments, if any, shall be paid in accordance with the applicable payment schedule provided in Section 5.

9.2.2             With respect to reimbursements (whether such reimbursements are for business expenses or, to the extent permitted under the Company’s policies, other expenses) and/or in-kind benefits, in each case, that constitute deferred compensation subject to Code Section 409A (as determined by the Company in its sole discretion), each of the following shall apply: (1) no reimbursement of expenses incurred by Executive during any taxable year shall be made after the last day of the following taxable year of Executive, (2) the amount of expenses eligible for reimbursement, or in-kind benefits provided, during a taxable year of Executive shall not affect the expenses eligible for reimbursement, or in-kind benefits to be provided, to Executive in any other taxable year, and (3) the right to reimbursement of such expenses or in-kind benefits shall not be subject to liquidation or exchange for another benefit.

9.2.3             To the extent applicable, this Employment Agreement shall be interpreted, construed and operated in accordance with Section 409A of the Code, and the Treasury Regulations and other guidance issued thereunder.

9.2.4             Notwithstanding anything to the contrary contained in this Agreement, the Company shall not make any deductions for money or property that the Executive owes to the Company, or offset or otherwise reduce any sums that may be due or become payable to or for the account of the Executive, from amounts that constitute deferred compensation for purposes of Code Section 409A.

9.2.5             The Executive’s right to any deferred compensation, as defined under Code Section 409A, shall not be subject to borrowing, anticipation, alienation, sale, transfer, assignment, pledge, encumbrance, attachment, garnishment by creditors, to the extent necessary to avoid tax, penalties and/or interest under Code Section 409A.

10.           Other Provisions.

10.1         Notices.  Except as may be otherwise provided herein, all notices, requests, waivers and other communications under this Employment Agreement shall be in writing and shall be conclusively deemed delivered and effective (i) when hand delivered to the other party, (ii) five (5) business days after being sent by registered or certified mail, return receipt requested, postage prepaid, (iii) one (1) business day after being sent via a reputable nationwide overnight courier service guaranteeing next business day delivery, or (iv) in the case of a facsimile transmission, upon transmission thereof by the sender and the issuance by the transmitting machine of a confirmation slip confirming that the number of pages constituting the notice have been transmitted without error; provided, however, that the sender shall contemporaneously mail a copy of the notice to the addressee by the method provided for in (i) or (ii) above, but such mailing shall in no way alter the time at which the notice sent by facsimile transmission is deemed received, in each case to the intended recipient as set forth below:

(i)	if to the Company or Holdings, to:

NetSpend Corporation
Austin Centre
701 Brazos Street, 12th Floor
Austin, TX 78701
	Telephone:	(512) 532-8280
	Fax:	(512) 469-9951
Attn: Christopher Brown, General Counsel and

NetSpend Holdings, Inc.
Austin Centre
701 Brazos Street, 12th Floor
Austin, TX 78701
	Telephone:	(512) 532-8662
	Fax:	(512) 469-9951
Attn: Christopher Brown, General Counsel

with a copy to:

Baker Botts L.L.P.
1500 San Jacinto Center
98 San Jacinto Boulevard
Austin, TX 78701
	Telephone:	(512) 322-2500
	Fax:	(512) 322-2501
Attn:

Finn Dixon & Herling, LLP
177 Broad Street, 15t Floor
Stamford, CT 06901
	Telephone:	(203) 325-5015
	Fax:	(203) 325-5001
Attn: Michael J. Herling, Esq.

(ii)           if to the Executive, to him (A) at the address listed on the first page of this Agreement, and (B) by facsimile at                                     .

with a copy to:

Law Office of Adam E. Faber LLC
80 Cutter Mill Road, Suite 308
Great Neck, New York, 11021
Telephone:	(516) 570-0685
Fax:	(516) 908-4170
Attn: Adam E. Faber

Any party may change the address to which notices, requests, consents or other communications hereunder are to be delivered by giving the other parties notice in the manner set forth in this Section 10.1.

10.2         Return of Confidential Information and the Company’s Property. The Executive agrees that all documents, records, electronic data, and tangible items and materials containing or embodying any Confidential Information (whether prepared by the Executive or by others), including all copies thereof, that are in the Executive’s possession, custody, or control are the property of the Company and shall as soon as is practicable be returned to the Company and that any electronic copies thereof shall be deleted by the Executive from any personal computer or other similar device belonging to the Executive upon termination of the Executive’s employment with the Company, whether voluntary or otherwise, or at any time upon the Company’s request.  In addition, upon termination of employment for any reason, the Executive shall return all property of the Company for which the Executive is responsible including but not limited to pagers, security access keys, and laptop computers, or that is in the Executive’s possession, custody, or control.

10.3         Entire Agreement.  This Employment Agreement (which includes references to option agreements for the grant of options to the Executive) contains the entire agreement between the parties with respect to the subject matter hereof and supersedes all prior contracts and other agreements, written or oral, with respect thereto, including, without limitation, the Prior Agreement.  Neither the termination of the Executive’s employment hereunder nor the expiration or termination of the Term or of this Employment Agreement shall affect the enforceability of Section 7 hereof.

10.4         Waivers and Amendments.  This Employment Agreement may be amended, modified, superseded, canceled, renewed or extended, and the terms and conditions hereof may be waived, only by a written instrument signed by the parties or, in the case of a waiver, by the party waiving compliance.  No delay on the part of any party in exercising any right, power or privilege hereunder shall operate as a waiver thereof, nor shall any waiver on the part of any party of any right, power or privilege hereunder, nor any single or partial exercise of any right, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, power or privilege hereunder.

10.5         Governing Law.  This Employment Agreement shall be governed by, and construed in accordance with and subject to, the laws of the State of Texas applicable to agreements made and to be performed entirely within such State.  Venue for enforcement of this Employment Agreement shall be in Travis County, Texas.

10.6         Payment of Severance.  In addition to the provisions of Section 7.5 hereof, and not in any way in limitation thereof, or in limitation of any right or remedy otherwise available to the Company, if the Executive violates any provision of Section 7, any severance payments and/or benefit then or thereafter due from the Company to the Executive shall be terminated forthwith and the Company’s obligation to pay and the Executive’s right to receive such severance payments and/or benefit shall terminate and be of no further force or effect, in each case without limiting or affecting the Executive’s obligations under Section 7 hereof, or the Company’s other rights and remedies available at law or equity.

10.7         Binding Effect; Benefit.  This Employment Agreement shall inure to the benefit of and be binding upon the parties hereto and any successors and assigns.  Nothing in this Employment Agreement, expressed or implied, is intended to confer on any person other than the parties hereto or such successors and assigns, any rights, remedies, obligations or liabilities under or by reason of this Employment Agreement other than the rights to the Executive’s estate under Section 5.3 of this Agreement.

10.8         Assignment.  This Employment Agreement, and the Executive’s rights and obligations hereunder, may not be assigned by the Executive; provided, however, that it shall be enforceable by the Executive’s legal representatives and other successors in interest.  The Company may assign this Employment Agreement and its rights, together with its obligations, hereunder in connection with any sale, transfer or other disposition of all or substantially all of its assets or business, whether by merger, consolidation or otherwise.

10.9         WAIVER OF JURY TRIAL.  NO PARTY TO THIS EMPLOYMENT AGREEMENT OR ANY ASSIGNEE, SUCCESSOR, HEIR OR PERSONAL REPRESENTATIVE OF A PARTY SHALL SEEK A JURY TRIAL IN ANY LAWSUIT, PROCEEDING, COUNTERCLAIM OR ANY OTHER LITIGATION PROCEDURE BASED UPON OR ARISING OUT OF THIS EMPLOYMENT AGREEMENT OR ANY OF THE OTHER AGREEMENTS OR THE DEALINGS OR THE RELATIONSHIP BETWEEN THE PARTIES.  NO PARTY WILL SEEK TO CONSOLIDATE ANY SUCH ACTION, IN WHICH A JURY TRIAL HAS BEEN WAIVED, WITH ANY OTHER ACTION IN WHICH A JURY TRIAL CANNOT OR HAS NOT BEEN WAIVED.  THE PROVISIONS OF THIS SECTION HAVE BEEN FULLY DISCUSSED BY THE PARTIES HERETO, AND THESE PROVISIONS SHALL BE SUBJECT TO NO EXCEPTIONS.  NEITHER PARTY HAS IN ANY WAY AGREED WITH OR REPRESENTED TO THE OTHER PARTY THAT THE PROVISIONS OF THIS SECTION WILL NOT BE FULLY ENFORCED IN ALL INSTANCES.

10.10       Arbitration.

10.10.1         As a part of, and in consideration for this Employment Agreement and the compensation and other benefits paid herein and in consideration for the Company’s mutual agreement to arbitrate certain claims, the Executive agrees that any dispute he may have against the Company, its subsidiaries, affiliates, directors, officers, agents, representatives, attorneys, employees, successors or assigns, under either state or federal law, arising out of this Employment Agreement, the Executive’s employment or the Company’s termination of employment, will be submitted to final and binding arbitration in Austin, Texas in accordance with the Company’s then current arbitration procedures.

10.10.2         However, nothing in this Section 10.10 shall be construed to prevent the Company from asking a court of competent jurisdiction to enter appropriate equitable relief to enjoin a violation of the covenants and agreements contained in Section 7 of this

Employment Agreement.  The Company shall have the right to seek such relief in connection with or apart from the parties’ rights under this clause to arbitrate all disputes.

10.10.3         The Executive expressly acknowledges that the Company’s arbitration procedures requires the Executive to initiate the arbitration procedure within one hundred and eighty days (180) days after the Executive’s termination or resignation or after the Executive knows or should have known of the adverse employment action.  By agreeing to arbitrate, the Executive understands that the Executive and the Company are mutually agreeing to submit all disputes to an arbitral rather than judicial forum.

10.10.4         The Executive and the Company agree that, based on the Company’s current arbitration procedures, which procedures may be changed by the Company with thirty (30) days written notice to the Executive, an arbitrator will be selected from AAA and that AAA shall schedule any arbitration and appoint the arbitrator, if the parties cannot agree on the selection of the arbitrator.  The Executive understands that the cost of the arbitrator will be borne equally by the Executive and the Company, although upon demonstration of financial burden by the Executive, the arbitrator may shift the arbitration fees to be borne by the Company with the Executive paying a minimum of $250.  The Executive also understands that the decision of the arbitrator shall be final and binding.  In the event that either party to this Employment Agreement brings or pursues a dispute in a court of law, which dispute is subject to final and binding arbitration in accordance with this Employment Agreement and should have been brought or submitted to arbitration, that party shall pay all reasonable attorneys’ fees and court costs incurred by the other party in filing any motion to compel arbitration, motion to dismiss or other pleading with said court to enforce arbitration under those procedures.

10.11       Counterparts.  This Employment Agreement may be executed in two or more counterparts, each of which shall be deemed an original but all of which together shall constitute one and the same instrument.  Facsimile and electronic transmission of the executed Agreement shall be acceptable.

10.12       Headings.  The headings in this Employment Agreement are for reference purposes only and shall not in any way affect the meaning or interpretation of this Employment Agreement.

10.13       Certain Definitions.

“Affiliate” means any entity from time to time owned or controlled by the Company or Holdings.

“Business Day” means a day other than Saturday, Sunday or a day on which banks in Austin, Texas are not required to be open or are authorized to remain closed.

“Governmental Authority” means any United States federal, state or local or foreign government or governmental, regulatory or administrative authority, department, agency, commission, entity or other political subdivision thereof or any court, tribunal, or judicial or arbitral body.

“Person” means any natural person, partnership, corporation, limited liability company, association, joint stock company, trust, joint venture, unincorporated organization or Governmental Authority.

“Subsidiary” means any corporation or other entity of which securities or other ownership interests having ordinary voting power to elect a majority of the board of directors or other persons performing similar functions are at the time directly or indirectly owned by the Company.

[Remainder of page intentionally left blank]

IN WITNESS WHEREOF, the parties have executed this Employment Agreement as of the date first above written.

NETSPEND CORPORATION

By:	/s/ Christopher T. Brown
Christopher T. Brown General Counsel and Secretary

NETSPEND HOLDINGS, INC.

By:	/s/ Christopher T. Brown
Christopher T. Brown General Counsel and Secretary

/s/ Daniel Henry
Daniel Henry

Exhibit A

Form of Release

This Release Agreement is by and among NetSpend Corporation, a Delaware corporation (the “Company”), NetSpend Holdings, Inc., a Delaware corporation (“Holdings”), and Daniel Henry (“Henry”).

1.             The parties hereby acknowledge and agree to the severance terms set forth in Section 5 of the Employment Agreement, dated as of                                      (the “Employment Agreement”), between the Company, Holdings and Henry.  Henry further acknowledges and agrees that he is not entitled to any severance payment or benefits, pursuant to the Employment Agreement or otherwise, unless he signs this Release and returns it to the Company, as required by Section 5.3 of the Employment Agreement.

2.             For and in consideration of the severance payments and benefits the Company will pay to Henry pursuant to Section 5 of the Employment Agreement, Henry, on his own behalf and on behalf of his successors and assigns (collectively referred to as “Releasor”), hereby releases and forever discharges the Company and Holdings and their respective predecessors, successors, corporate affiliates, officers, directors, agents, representatives, employees, consultants and advisors (collectively referred to as “Releasee”), from any and all claims, counterclaims, demands, debts, actions, causes of action, suits, expenses, costs, attorneys’ fees, damages, indemnities, obligations and/or liabilities of any nature whatsoever, whether known or unknown, which Releasor ever had, now has or hereafter can, shall or may have against Releasee, for, upon or by reason of any matter, cause or thing whatsoever from the beginning of the world to the day of the date of this Release, including, but not limited to, the following: (i) all such claims and demands directly or indirectly arising out of or in any way connected with Henry’s employment with the Company or Holdings or the termination of that employment; (ii) all such claims and demands related to salary, bonuses, commissions, stock, stock options, or any other ownership interests in the Company or Holdings, vacation pay, fringe benefits, expense reimbursements, severance pay and/or any other form of compensation; (iii) any claims arising under any federal, state or local law, statute or ordinance, including, without limitation, Title VII of the Civil Rights Act of 1964, the Age Discrimination in Employment Act, the Older Workers Benefit Protection Act, the Americans With Disabilities Act, the Civil Rights Act of 1991, the Fair Labor Standards Act, the Equal Pay Act, the Employee Retirement Income Security Act of 1974, the Family and Medical Leave Act of 1993, the Consolidated Omnibus Budget Reconciliation Act of 1985, the Texas Commission on Human Rights Act and section 8307c of the Texas Workers Compensation Act; and (iv) any claims for breach of contract, express or implied, including any claim for breach of any implied covenant of good faith and fair dealing, wrongful discharge, discrimination, harassment, fraud, defamation, intentional tort, emotional distress and negligence.

3.             Notwithstanding anything to the contrary contained in this Release, Releasor does not release Releasee from any (i) claims against Releasee that may arise after this Release has become effective; (ii) rights to indemnification conferred upon Releasee as an officer of the Company pursuant to the Company’s certificate of incorporation or bylaws, in accordance with applicable law; (iii) rights under stock option plans or agreements, or (iv) claims for group health and/or life insurance benefits to which Releasor is entitled under Section 5.1(v) of the Employment Agreement.

4.             Henry acknowledges that he has been advised to consult independent legal counsel before signing this Release, and hereby represents that he has executed this Release after having the opportunity to consult independent counsel and after considering the terms of this Release for at least twenty one (21) days (although Henry may choose to voluntarily execute this Release earlier). Henry further represents and warrants that he has read this Release carefully, that he has discussed it or has had reasonable opportunity to discuss it with his counsel, that he fully understands its terms, and that he is signing it voluntarily and of his own free will.

5.             Henry acknowledges that the consideration for this Release is consideration to which he would not otherwise be entitled and is in lieu of any rights or claims that he may have with respect to any severance benefits or other remuneration from the Company or Holdings.

6.             This Release shall not become effective until the eighth day following the date on which Henry has executed it, provided that he has not revoked it.  At any time prior to that effective date, Henry may revoke this Release by providing notice of revocation to the Board of Directors of the Company.  If Henry exercises his right to revoke this Release, any obligation of the Company to pay him severance under the Employment Agreement shall terminate.

7.             Henry agrees that he will not, either directly or indirectly through any agent or surrogate, and whether orally or in writing, “Disparage” (as defined herein) the Company or its affiliates, or the members, directors, managers, officers, or employees of the Company or its affiliates.  In addition, the Company agrees that no Board member or executive officer of the Company or Holdings shall Disparage Henry.  As used in this Agreement, to “Disparage” includes, but is not limited to, impugning the character, honesty, integrity, morality, business acumen, abilities, qualities, or reliability of any person or entity.

8.             This Release may not be amended or modified except by a writing signed by the Company, Holdings and Henry. This Release shall be governed by and construed in accordance with the laws of the State of Texas without regard to principles of conflicts of laws thereunder.

[Signature Page Follows]

2

Daniel Henry

Dated:	This day of , 200 .

WITNESSES:

Name

Name

ACKNOWLEDGEMENT

STATE OF TEXAS	)
	)	SS:
COUNTY OF	)

On this               day of                                   , 200  , before me, the undersigned officer, personally appeared Daniel Henry, known to me (or satisfactorily proven) to be the person whose name is subscribed to the within instrument and acknowledged that he has executed the same for the purposes therein contained and acknowledged the same to be his free act and deed.

In witness whereof, I have hereunto set my hand.

Notary Public

My Commission Expires:

NETSPEND CORPORATION

By:

NETSPEND HOLDINGS, INC.

By:

3